Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 30, 2018, Cott Corporation (“Cott” or the “Company”) sold its traditional carbonated soft drinks (“CSD”) and juice business in the United States, Canada, Mexico and the United Kingdom and its Royal Crown International (“RCI”) finished goods export business (collectively “Traditional Business”) to Refresco Group N.V., a Netherlands limited liability company (“Purchaser”), pursuant to a Share Purchase Agreement (the “Purchase Agreement”) dated as of July 24, 2017 (the “Transaction”). The Transaction was structured as a sale of the assets of the Company’s Canadian CSD business and a sale of the stock of the operating subsidiaries engaged in the CSD and juice business in the other jurisdictions. The transaction did not include the Company’s Route Based Services and Coffee, Tea and Extracts Solutions reporting segments, RCI concentrate business, the Columbus manufacturing facility or the Aimia Foods business in the U.K. (“Continuing Operations”).

The aggregate deal consideration was $1.25 billion, paid at closing in cash, subject to adjustment for indebtedness, working capital and other items. Neither Purchaser nor any of its affiliates has any material relationship with the Company or its affiliates other than through the Purchase Agreement.

In connection with the closing of the Transaction, the Company and Refresco entered into a Transition Services Agreement pursuant to which the Company and Refresco will provide certain services to each other for various service periods, with the longest service period being 18 months, including tax and accounting services, certain human resources services, communications systems and support, and insurance/risk management. Each party will be compensated for services rendered as set forth in the Transition Services Agreement. Each service period may be extended as set forth in the Transition Services Agreement, up to a maximum extension of 180 days.

Additionally, the Company and Refresco entered into certain Co-pack Manufacturing Agreements, pursuant to which the Company and Refresco will manufacture and supply certain beverage products for each other, and a Concentrate Supply Agreement, pursuant to which the Company will supply concentrates to Refresco. Each party will be compensated for the products they supply as set forth in the applicable agreements. The Co-pack Manufacturing Agreements provide for a term of 36 months and the Concentrate Supply Agreement provides for a term that is coterminous with the term of the Transition Services Agreement.

The cash proceeds from the Transaction were used to (i) retire the remaining $250.0 million in aggregate principal of the 10.000% Senior Notes due in 2021 (the “DSS Notes”) at a redemption price of 105.000%, (ii) retire $525.0 million in aggregate principal of the 5.375% Senior Notes due in 2022 (the “CBI Notes”) at a redemption price of 104.031%, (iii) repay $247.6 million in aggregate principal outstanding on the Company’s asset-based lending facility (“ABL”), (iv) repay $2.3 million in aggregate principal outstanding on the Company’s capital lease financing with General Electric Capital Corporation (the “GE Term Loan”), (v) pay the transaction costs associated with the Transaction, and (vi) pay the income taxes payable generated by the sale.

Basis for Pro Forma Information

The unaudited pro forma condensed combined balance sheet data as of September 30, 2017 gives effect to the Transaction and related financing transactions resulting from the use of proceeds as if they each occurred on September 30, 2017. The unaudited pro forma condensed combined statements of operations data for the years ended December 31, 2016, January 2, 2016, January 3, 2015 and the nine months ended September 30, 2017 present Cott’s historical financial statements to reflect the Traditional Business as discontinued operations and to reflect intercompany transactions between the Traditional Business and Continuing Operations. In addition, pro forma adjustments for the pro forma condensed combined statements of operations assume that the Transaction and related financing transactions resulting from the use of proceeds were completed on January 3, 2016.

Cott’s historical financial data for the years ended December 31, 2016, January 2, 2016, January 3, 2015, and as of and for the nine months ended September 30, 2017 are derived from Cott’s audited historical consolidated financial statements for the year ended December 31, 2016, January 2, 2016, January 3, 2015, and its unaudited interim consolidated financial statements for the nine months ended September 30, 2017, respectively.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the Continuing Operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the unaudited condensed consolidated financial statements of Cott as of and for the nine months ended September 30, 2017, included in Cott’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2017; and

•	the audited consolidated financial statements of Cott as of and for the year ended December 31, 2016, included in Cott’s Annual Report on Form 10-K filed with the SEC on March 1, 2017;

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K.

In the Form 10-Q for the three and nine-month period ended September 30, 2017, the Company originally reported the CBI Notes, its outstanding obligations under the ABL facility and certain other debt as liabilities of discontinued operations. However, since Refresco did not assume the debt upon closing of the Transaction, these items should not have been classified as discontinued operations. Management has evaluated this misclassification and determined the amounts are not material to the previously issued financial statements. The CBI Notes and certain other debt items are presented as “Debt required to be repaid or extinguished as part of divestiture” and the ABL is presented as “Short term borrowings to be repaid or extinguished as part of divestiture” on the accompanying consolidated balance sheets.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results for the Company that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the Continuing Operations. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the closing of the Transaction and the transactions related thereto. The unaudited pro forma condensed combined statements of operations and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2017

(dollars in millions)

		Pro Forma Adjustments
	Historical	Sale of the Traditional Business		Financing Adjustments		Pro Forma Adjusted
ASSETS
Current Assets
Cash & cash equivalents	$82.0	$1,230.1	A	$(1,058.6)	F	$319.7
		66.2	C
Accounts receivable, net of allowance	311.6	—		—		311.6
Inventories	142.3	—		—		142.3
Prepaid expenses and other current assets	22.2	—		—		22.2
Current assets of discontinued operations	426.5	(426.5)	B	—		—

Total current assets	984.6	869.8		(1,058.6)		795.8
Property, plant and equipment, net	590.4	—		—		590.4
Goodwill	1,097.0	—		—		1,097.0
Intangibles assets, net	763.9	—		—		763.9
Deferred tax assets	2.2	—		—		2.2
Other long-term assets, net	42.3	—		(5.5)	G	36.8
Long-term assets of discontinued operations	668.1	(668.1)	B	—		—

Total assets	$4,148.5	$201.7		$(1,064.1)		$3,286.1

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings required to be repaid or extinguished as part of divestiture	$247.6	$—		$(247.6)	G	$—
Current maturities of long-term debt	4.9	—	G	(2.3)	G	2.6
Accounts payable and accrued liabilities	453.1	26.8	E	—	H	479.9
Current liabilities of discontinued operations	269.2	(269.2)	B	—		—

Total current liabilities	974.8	(242.4)		(249.9)		482.5
Long-term debt	1,534.0			(271.2)	G	1,262.8
Debt required to be repaid or extinguished as part of divestiture	518.7	—		(518.7)	G	—
Deferred tax liabilities	131.9	—	E	—		131.9
Other long-term liabilities	67.5	—		—		67.5
Long-term liabilities of discontinued operations	47.8	(47.8)	B	—		—

Total liabilities	3,274.7	(290.2)		(1,039.8)		1,944.7
Equity
Common shares	915.5	—		—		915.5
Additional paid-in capital	63.3	—		—		63.3
(Accumulated deficit) retained earnings	(20.7)	475.0	D	(24.3)	I	430.0
Accumulated other comprehensive loss	(92.7)	25.3	D	—		(67.4)

Total Cott Corporation equity	865.4	500.3		(24.3)		1,341.4
Non-controlling interests	8.4	(8.4)	B	—		—

Total equity	873.8	491.9		(24.3)		1,341.4

Total liabilities and equity	$4,148.5	$201.7		$(1,064.1)		$3,286.1

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2017

(dollars in millions, except for share and per share amounts)

	Historical	Pro Forma Financing Adjustments		Pro Forma Adjusted
Revenue, net	$1,698.4	$—		$1,698.4
Cost of sales	849.7	—		849.7

Gross profit	848.7	—		848.7
Selling, general and administrative expenses	777.8	—		777.8
Loss on disposal of property, plant and equipment, net	4.8	—		4.8
Acquisition and integration expenses	17.2	—		17.2

Operating income	48.9	—		48.9
Other income, net	(1.1)	—		(1.1)
Interest expense, net	62.1	(18.2)	L	43.9

(Loss) income from continuing operations before income taxes	(12.1)	18.2		6.1
Income tax expense	1.0	—	L	1.0

Net (loss) income from continuing operations	(13.1)	18.2		5.1

Net (loss) income from continuing operations per common share
Basic	$(0.09)			$0.04
Diluted	$(0.09)			$0.04
Weighted average common shares outstanding (in thousands)
Basic	138,980			138,980
Diluted	138,980			138,980

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(dollars in millions, except for share and per share amounts)

	Historical	Discontinued Operations	Intercompany Transactions	Continuing Operations	Pro Forma Financing Adjustments		Pro Forma Adjusted
		(J)	(K)
Revenue, net	$3,235.9	$(1,658.6)	$37.4	$1,623.2	$—		$1,623.2
			8.5
Cost of sales	2,161.7	(1,434.5)	37.4	773.1	—		773.1
			8.5

Gross profit	1,074.2	(224.1)	—	850.1	—		850.1
Selling, general and administrative expenses	958.1	(151.9)	—	806.2	—		806.2
Loss on disposal of property, plant and equipment, net	6.1	0.5	—	6.6	—		6.6
Acquisition and integration expenses	27.8	—	—	27.8	—		27.8

Operating income	82.2	(72.7)	—	9.5	—		9.5
Other expense, net	3.9	1.7	—	5.6	—		5.6
Interest expense, net	124.2	(81.2)	—	43.0	(29.0)	L	14.0

Loss before income taxes	(45.9)	6.8	—	(39.1)	29.0		(10.1)
Income tax expense	25.6	(4.4)	—	21.2	—	L	21.2

Net loss attributed to Cott Corporation	(71.5)	11.2	—	(60.3)	29.0		(31.3)
Less: Net income attributable to non-controlling interest	6.3	(6.3)	—	—	—		—

Net loss attributed to Cott Corporation	$(77.8)	$17.5	$—	$(60.3)	$29.0		$(31.3)

Net loss per common share attributed to Cott Corporation
Basic	$(0.61)						$(0.24)
Diluted	$(0.61)						$(0.24)
Weighted average common shares outstanding (in thousands)
Basic	128,290						128,290
Diluted	128,290						128,290

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended January 2, 2016

(dollars in millions, except for share and per share amounts)

	Historical	Discontinued Operations	Intercompany Transactions	Continuing Operations
		(J)	(K)
Revenue, net	$2,944.0	$(1,799.6)	$36.8	$1,187.3
			6.1
Cost of sales	2,048.5	(1,554.6)	36.8	536.8
			6.1

Gross profit	895.5	(245.0)	—	650.5
Selling, general and administrative expenses	768.6	(160.2)	—	608.4
Loss disposal of property, plant and equipment, net	6.9	(2.7)	—	4.2
Acquisition and integration expenses	20.6	(0.6)	—	20.0

Operating income	99.4	(81.5)	—	17.9
Other income, net	(9.5)	(3.3)	—	(12.8)
Interest expense, net	111.0	(80.9)	—	30.1

Loss before income taxes	(2.1)	2.7	—	0.6
Income tax benefit	(22.7)	7.6	—	(15.1)

Net income	20.6	(4.9)	—	15.7
Less: Net income attributable to non-controlling interest	6.1	(6.1)	—	—
Less: Accumulated dividends on convertible preferred shares	4.5	—	—	4.5
Less: Accumulated dividends on non-convertible preferred shares	1.4	—	—	1.4
Less: Foreign exchange impact on redemption of preferred shares	12.0	—	—	12.0

Net loss attributed to Cott Corporation	$(3.4)	$1.2	$—	$(2.2)

Net loss per common share attributed to Cott Corporation
Basic	$(0.03)			$(0.02)
Diluted	$(0.03)			$(0.02)
Weighted average common shares outstanding (in thousands)
Basic	103,037			103,037
Diluted	103,037			103,037

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended January 3, 2015

(dollars in millions, except for share and per share amounts)

	Historical	Discontinued Operations	Intercompany Transactions	Continuing Operations
		(J)	(K)
Revenue, net	$2,102.8	$(1,975.1)	$33.0	$160.8
			0.1
Cost of sales	1,826.3	(1,734.1)	33.0	125.3
			0.1

Gross profit	276.5	(241.0)	—	35.5
Selling, general and administrative expenses	213.7	(159.5)	—	54.2
Loss on disposal of property, plant and equipment, net	1.7	(1.5)	—	0.2
Restructuring	2.4	(2.4)	—	—
Asset impairments	1.7	(1.7)	—	—
Acquisition and integration expenses	41.3	(3.1)	—	38.2

Operating income (loss)	15.7	(72.8)	—	(57.1)
Other expense (income) , net	21.0	(21.2)	—	(0.2)
Interest expense, net	39.7	(38.7)	—	1.0

Loss before income taxes	(45.0)	(12.9)	—	(57.9)
Income tax benefit	(61.4)	(3.6)	—	(65.0)

Net income (loss)	16.4	(9.3)	—	7.1
Less: Net income attributable to non-controlling interest	5.6	(5.6)	—	—
Less: Accumulated dividends on convertible preferred shares	0.6	—	—	0.6
Less: Accumulated dividends on non-convertible preferred shares	0.2	—	—	0.2

Net income (loss) attributed to Cott Corporation	$10.0	$(3.7)	$—	$6.3

Net income (loss) per common share attributed to Cott Corporation
Basic	$0.11			$0.07
Diluted	$0.10			$0.07
Weighted average common shares outstanding (in thousands)
Basic	93,777			93,777
Diluted	95,900			95,900

See accompanying notes to unaudited pro forma condensed combined financial information.

1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented above gives effect to the Transaction, subject to the assumptions set out herein. The historical financial information of Cott is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The disposition of the Traditional Business qualifies for presentation as a discontinued operation under Accounting Standards Codification (ASC 205-20-45 Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters).

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the Company. The pro forma adjustments have been prepared to illustrate the estimated effect of the Transaction, the repayment of debt and certain other adjustments.

The cash proceeds from the Transaction were used to (i) retire the remaining $250.0 million in aggregate principal of the DSS Notes at a redemption price of 105.000%, (ii) retire $525.0 million in aggregate principal of the CBI Notes at a redemption price of 104.031%, (iii) repay $247.6 million in aggregate principal outstanding on the ABL, (iv) repay $2.3 million in aggregate principal outstanding on the GE Term Loan, (v) pay the transaction costs associated with the Transaction, and (vi) pay the income taxes payable generated by the sale.

Unless otherwise noted, all amounts are in millions of U.S. dollars.

2. The Sale of the Traditional Business

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information.

All adjustments to the historical unaudited condensed consolidated balance sheet assume the closing of the Transaction occurred on September 30, 2017. In addition, pro forma adjustments for the pro forma condensed combined statements of operations assume that the Transaction was consummated on January 3, 2016.

A.	Cash proceeds of the sale less anticipated transaction costs:

Cash proceeds of the sale	$1,250.0
Less: Estimated transaction costs	(19.9)

Total cash proceeds less transaction costs	$1,230.1

B.	Represents the assets and liabilities of the Traditional Business which are subject to sale under the Purchase Agreement, and the respective non-controlling interest to be eliminated upon closing of the Transaction, as of the balance sheet date.

C.	Under the terms of the Purchase Agreement, the Company will receive additional consideration at closing for cash balances held by the Traditional Business, and an adjustment to cash for the Traditional Business’ working capital on the closing date of the Transaction. Accordingly, the Company has included $66.2 million in cash and cash equivalents in the pro-forma financial information.

D.	The gain on the Transaction assuming we had completed the sale as of September 30, 2017 is as follows:

Net cash proceeds	$1,230.1
Net cash received for cash held by Traditional Business	66.2
Net assets sold	(777.6)
Accumulated Other Comprehensive Loss	(25.3)
Elimination of non-controlling interest	8.4

Pre-tax gain on sale	501.8
Tax expense	(26.8)

After-tax gain on sale	$475.0

The gain on the Transaction includes the recognition of the accumulated other comprehensive loss from discontinued operations. These amounts include $10.6 million of currency translation adjustments, $14.4 million related to pensions costs and $0.3 million related to hedging transactions.

As the gain is related to the Transaction and use of the proceeds and does not have a continuing impact on Cott’s operations, the gain is only reflected in retained earnings on the unaudited pro forma condensed combined balance sheet. The gain on the Transaction, based on the September 30, 2017 balance sheet, will likely be different from the actual gain on sale that will be realized at the closing because of the differences in the carrying value of assets and liabilities at the closing date and the adjustment for working capital, and the estimation of transaction costs in determining the net cash proceeds from the Transaction.

E.	The tax expense and related taxes payable associated with the Transaction is estimated at $26.8 million. The tax expense and related taxes payable was calculated by considering (a) the portion of cash proceeds allocated to the U.S., (b) the estimated U.S. tax basis of the assets sold, and (c) the existing U.S. net operating loss carryforwards. The U.S. taxable gain will be included within Cott’s 2018 U.S. federal and state tax returns. Therefore, the estimated tax expense of $26.8 million and the related taxes payable is subject to change based on the actual results related to ongoing 2018 activity within the U.S. The estimated tax expense and the related tax payable does not consider the impacts of the Tax Cuts and Jobs Act of 2017, as it was not enacted until December 22, 2017. Cott is not expecting any significant taxes payable in Canada, the UK or Mexico as a result of the transaction.

The deferred tax liability of $131.9 million as of September 30, 2017 assumes that a valuation allowance will continue to be recorded against the net deferred tax assets in the U.S., including applicable U.S. net operating loss carryforwards. The impact of the Transaction on the realization of the net U.S. deferred tax assets is still being assessed.

3. Financing Adjustments

The cash proceeds from the Transaction were used to (i) retire the remaining $250.0 million in aggregate principal of the DSS Notes at a redemption price of 105.000%, (ii) retire $525.0 million in aggregate principal of the CBI Notes at a redemption price of 104.031%, (iii) repay $247.6 million in aggregate principal owed on the ABL, (iv) repay $2.3 million in aggregate principal outstanding on the GE Term Loan, (v) pay the transaction costs associated with the Transaction, and (vi) pay the income taxes payable generated by the sale.

F.	Represents the use of cash and cash equivalents to retire and redeem long-term debt as if the closing of the Transaction had occurred on September 30, 2017:

Repayment of the ABL	$247.6
Repayment of the DSS Notes	250.0
Redemption premium associated with the DSS Notes	12.5
Repayment of the CBI Notes	525.0
Redemption premium associated with the CBI Notes	21.2
Repayment of the GE Term Loan	2.3

Total	$1,058.6

G.	Represents the repayment and redemption of the carrying value of debt and other balances as if the closing of the Transaction had occurred on September 30, 2017:

Other Assets
Unamortized deferred financing costs on the ABL	$5.5

Short-term debt required to be repaid or extinguished
Repayment of the ABL	$247.6

Repayment of the GE Term Loan	$2.3

Total long-term debt repaid
Repayment of the DSS Notes	$250.0
Unamortized issuance premium on the DSS Notes	21.2

Total repayment of DSS Notes	$271.2

Repayment of the CBI Notes	$525.0
Unamortized deferred financing costs on the CBI Notes	(6.3)

Total long-term debt required to be repaid or extinguished	$518.7

H.	A deferred tax asset of $10.8 million related to the remaining unamortized issuance premium and deferred financing costs on the DSS Notes reduced taxable income upon closing of the Transaction. However, as a valuation allowance is currently recorded against this deferred tax asset, we have not reflected an accrual for the tax expense impact on the pro forma balance sheet.

I.	The loss on extinguishment of debt from the retirement of the DSS Notes, the retirement of the CBI Notes, the repayment of the ABL and the repayment of the GE Term Loan assumes the closing of the Transaction had occurred on September 30, 2017:

Reacquisition price of debt	$1,058.6
Less: Carrying value of debt	1,034.3

Loss on extinguishment of debt	$(24.3)

As the loss on extinguishment of debt is related to the Transaction and use of the proceeds, and does not have a continuing impact on Cott’s operations, it is only reflected in retained earnings on the unaudited pro forma condensed combined balance sheet. The loss on extinguishment of debt, based on the September 30, 2017 balance sheet, will likely be different from the actual loss on extinguishment of debt that will be realized at the closing date because of the changes in the carrying value of the debt at the closing date.

J.	Represents the elimination of revenues and expenses associated with the Traditional Business for the years ended December 31, 2016, January 2, 2016 and January 3, 2015.

K.	Represents the sale of products between the Traditional Business and Continuing Operations. These sales are normally eliminated upon consolidation and have no impact on gross margin or operating income, however, they are expected to continue subsequent to the sale under the transition services agreement.

The sales of products from Continuing Operations to the Traditional Business were $37.4 million, $36.8 million and $33.0 million for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively. The sales of products from the Traditional Business to Continuing Operations were $8.5 million, $6.1 million and $0.1 million for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

L.	The DSS Notes are recorded in Continuing Operations because the indenture governing the DSS Notes does not require them to be redeemed in connection with the Transaction. Accordingly, the redemption of the DSS Notes has a continuing impact beyond one year. The adjustment is to eliminate the historical interest expense and amortized issuance premium on the DSS Notes, assuming the closing of the Transaction occurred on January 3, 2016:

	For the Nine Months Ended September 30, 2017	For the Year Ended December 31, 2016
Interest Expense on the DSS Notes	$22.1	$34.9
Current period amortization of issuance premium on the DSS Notes	(3.9)	(5.9)

Pro forma interest expense adjustment	$18.2	$29.0

The tax impact of the pro forma interest expense adjustment is not reflected as a valuation allowance and is currently recorded against the net deferred tax assets in the U.S. If following the Transaction, it is determined that a valuation allowance is no longer required, a statutory tax rate of 38.7% would be applied to the adjustment.

4. Transition Services Agreement

In connection with the Transaction and effective on the closing date, Cott entered into arrangements to provide certain transition services, whereby the parties will provide certain post-closing services to each other related to the Traditional Business. No pro forma adjustments have been made in association with these agreements as services to be provided are not considered material.